Exhibit 10.1

DESCRIPTION OF ANNUAL SUPPORT CENTER AND FIELD MANAGEMENT BONUS PLAN


     Under our Annual Support Center and Field Management Bonus Plan, which is an unwritten plan, our Vice Presidents, Senior Directors and Directors, Director of Operations, Regional Human Resources Managers, Regional Training Managers and District Managers are eligible to receive cash bonuses ranging from 10% to 50% of base compensation each year. The total amount of bonus paid is based (1) 50% on the achievement of a certain corporate performance goal and (2) 50% on the individual participant's performance as compared to pre-determined goals and objectives. Each fiscal year, our board of directors sets the performance goal for this plan to be achieved. After the completion of a fiscal year, the board of directors certifies whether the performance goal has been met and awards bonuses. No bonuses are paid if we do not meet the corporate performance goal. Except for our Vice President of Global Franchising and Vice President of Business Development and Commercial Sales, our board of directors has set a corporate performance goal of achieving a set level of Adjusted EBITDA for each year. For our Vice President of Global Franchising and Vice President of Business Development and Commercial Sales, our board has set a corporate performance goal of achieving a set level of sales for each year.